RESIGNATION AND RELEASE AGREEMENT
 Resignation and Release Agreement (“Agreement”) dated as of August 17, 2007, by and among Tactical Air Defense Services, Inc. (“TADS”), a Nevada Corporation with an address at 5501 Airport Road, Denison, TX 75020 and, John Farley (“Farley”), an individual and a resident in the state of Texas.

WITNESSETH

WHEREAS, the parties hereto have determined to enter into this Agreement to memorialize an Agreement among them; and

WHEREAS, Farley was hired by TADS to fill the position of VP and CFO in August of 2006 and was subsequently appointed to other executive officer capacities; and

WHEREAS, TADS has agreed to transfer both cash and stock to Farley in exchange for his resignation and a full and absolute waiver and release from Farley as to any and all claims, compensation or rights of any kind; and

WHEREAS, TADS acknowledges it has previously issued to Farley 150,000 shares of its common shares of TADS’ stock; and

WHEREAS, Farley  has agreed to deliver his resignation as an officer of TADS to all of his appointed offices in TADS or any of its subsidiaries and to terminate his employment by TADS to any and all positions held by Farley in TADS or any of its subsidiaries.

NOW, THEREFORE, in consideration of $10.00 dollars received and acknowledged by each party, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Shares in TADS. TADS agrees to issue 25,000 additional shares of its common stock to Farley on or before August 31, 2007.

2.
Transfer of cash to Farley. TADS agrees to wire transfer $11,250.00 US Dollars to Farley upon the consummation of its next private offering (but no later then August 31, 2007), via wire transfer as follows:

Wiring instructions:
TIB
Dallas, TX
111010170
Credit to
FNB Tom Bean
111913248
Acct # 1008861
For Further Credit to
John Farley
Account # 350-0030

3.
Resignation of Farley. Farley hereby tenders his resignation of any and all positions he currently holds as an officer of TADS or any of its subsidiaries and hereby terminates his employment by TADS and any of its subsidiaries.

4.	Representation and Warranties.

(a)
TADS agrees to indemnify Farley, individually, and to hold him harmless from all claims, demands, actions and liability for all claims brought against him in his capacity as an officer or employee of TADS or any of its subsidiaries. This indemnification specifically includes reimbursement to Farley for all reasonable attorney fees incurred by him in the defense of any such claim, demand, or action.

(b)
TADS represents that, upon full execution of this Agreement, it shall cause to be immediately conveyed to its stock transfer agent that Farley is to be issued 25,000 shares of its common stock in satisfaction of Paragraph 1 above.

(c)
Except for the terms and conditions set forth in this Agreement, Farley hereby waives and forever releases any and all salary, compensation, stipend, or fees (whether accrued or owed to Farley as an officer, employee or otherwise, of TADS and its subsidiaries and predecessors and assigns) and forever and unconditionally releases, forgives and discharges TADS, its subsidiaries, shareholders, affiliates, creditors, predecessors, and assigns from any and all claims, damages, losses, lost wages, lost profits, back pay, past due wages or fees or expenses or any other losses or claims or liabilities arising from, or owed or allegedly owed to Farley as a result of, services provided by him to TADS, or any employment agreement (oral or otherwise). It is expressly agreed that, upon the full execution of this Agreement, Farley’s sole claims, demands, actions and remedies against TADS or any of its subsidiaries, shareholders, affiliates, predecessors and assigns shall be pursuant to the terms and conditions set forth in this Agreement.

5.	Miscellaneous.

(a)
This Agreement shall be deemed a legally binding document. This Agreement represents the entire final understanding and agreement between the parties hereto with respect to the subject matter hereof and replaces any previous agreements among the parties. This Agreement is a complete integration of the terms hereof, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties against whom enforcement of any such amendment, supplement, modification or waiver is sought.

(b)
The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

(c)	This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(d)
This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(e)
Each party acknowledges that each party has been represented by counsel in connection with this Agreement and the subject matter hereof and has not relied upon any tax advice, legal counsel or business advice provided by the other party.

6.	Venue

(a) Any dispute between the parties to this agreement is to be determined by an appropriate court in Grayson County, Texas.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

Tactical Air Defense Services, Inc.

By:_________________________
Name:_______________________
Title:________________________

John Farley

By:_________________________
Name:_______________________
Title:________________________